EXHIBIT 23.1


                      [Letterhead of Stan J.H. Lee, CPA]

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of January 5, 2008, on the audited financial statements Greater Asia Realty Holdings, Ltd. as of December 31, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
-------------------------------
Stan J.H. Lee, CPA
Chula Vista, CA 91910
January 5, 2008



         Registered with the Public Company Accounting Oversight Board



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